Exhibit 99.1

ZOLL Medical Corporation Announces Preliminary Second Quarter Results

CHELMSFORD, Mass.--(BUSINESS WIRE)--March 31, 2009--ZOLL Medical Corporation (Nasdaq GS: ZOLL), a manufacturer of resuscitation devices and software solutions, today announced that preliminary revenues for the second quarter were approximately $90 - $92 million, down approximately 8% from revenues in the same period last year. The Company’s revenues fell short of expectations primarily due to lower than expected sales to the North American hospital market including less than expected military revenues. Additionally, revenues from the sale of AEDs were lower than anticipated. The Company estimates that earnings per share for the quarter will be in the range of $0.05 to $0.10, falling below the consensus earnings estimate of $0.24.

A conference call will be conducted at 5:30 p.m. Eastern time on Tuesday, March 31, 2009 to discuss these results.

Commenting on the results, Richard A. Packer, Chief Executive Officer of ZOLL, stated, “We were disappointed with our lower than expected revenue during the quarter. Excluding U.S. Military revenues, North American hospital revenues decreased by more than 30% compared to the second quarter of fiscal 2008. Although it appears that the order rate did improve sequentially as compared to the first quarter of 2009, they fell well below our expectations as customers continue to proceed cautiously with capital spending.”

Mr. Packer added, “There were some successes during the quarter. We were very pleased to see continued strength in our LifeVest revenue as we continue to invest in our sales and marketing resources in this business. Revenue for the LifeVest during the first half of this fiscal year grew more than 70% as compared to the first half of last year.” Mr. Packer also noted, “First half AutoPulse sales have grown approximately 35% over the same period last year.”

Mr. Packer added, “We have taken, and will continue to take actions within our core business to contain spending, as we now believe these economic conditions will continue to have an impact on our business throughout the remainder of 2009.”

Looking forward, Mr. Packer concluded, “While we expect our core defibrillation business will continue to be soft for the rest of the year, we believe we will see significant growth from other product areas, particularly the LifeVest, during the second half of 2009 versus 2008.

If you are interested in listening to the conference call, please dial 866-219-5894 and reference pass code “ZOLL.” The conference leader will be Mr. Richard Packer, Chief Executive Officer of ZOLL. The Company may answer one or more questions concerning business and financial matters affecting the Company, some of the responses which may contain information that has not been previously disclosed.

About ZOLL Medical Corporation

ZOLL Medical Corporation is committed to developing technologies that help advance the practice of resuscitation. With products for pacing, defibrillation, circulation (with ZOLL’s See-Thru CPR® and Real CPR Help®) technologies, ventilation, and fluid resuscitation, ZOLL provides a comprehensive set of technologies that help clinicians, EMS professionals, and lay rescuers resuscitate sudden cardiac arrest or trauma victims. ZOLL also designs and markets software that automates the documentation and management of both clinical and non-clinical information.

ZOLL markets and sells its products in more than 140 countries. The company has direct operations, distributor networks, and business partners throughout the U.S., Canada, Latin America, Europe, the Middle East and Africa, Asia, and Australia. For more information, visit www.zoll.com or call +1 (978) 421-9655.

Certain statements contained in this press release, including statements regarding the anticipated development of the Company's business, our belief regarding revenues related to the LifeVest sales, and other statements contained herein regarding matters that are not historical facts, are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those factors discussed in the section entitled “Risk Factors” in the Company's Annual Report on Form 10-Q filed with the SEC on February 6, 2009. You should not place undue reliance on the forward-looking statements in this press release, and the Company disavows any obligation to update or supplement those statements in the event of any changes in the facts, circumstances, or expectations that underlie those statements.

© 2009 ZOLL Medical Corporation. All rights reserved. 269 Mill Road, Chelmsford, MA 01824-4105. AutoPulse, LifeVest, See-Thru CPR, CPR Help and ZOLL are registered trademarks of ZOLL Medical Corporation. All trademarks are property of their respective owners.

CONTACT:
ZOLL Medical Corporation
A. Ernest Whiton, 978-421-9655
Chief Financial Officer